UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  June 14, 2013

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On February 22, 2012, King County, Washington filed a complaint against a subsidiary of Supreme Industries, Inc. (the “Company”) seeking to revoke the county’s acceptance of a fleet of thirty five buses, which had been manufactured by the Company’s subsidiary and sold to King County, and alleging breach of contract and breach of implied warranties.  As of February 28, 2013, King County claimed its damages were then $10,594,113.  The county subsequently moved to add a consumer protection act claim which would permit an award of attorney’s fees, if successful.

On June 14, 2013, the Company’s subsidiary and King County entered into a Settlement and Release Agreement under the terms of which the lawsuit will be dismissed and mutual releases granted in exchange for payment of the sum of $4,737,500 to the county within ninety days of the date of the agreement.  The Company will take possession of the fleet of buses from the county on or before July 9, 2013.  Through separate agreements, the Company’s subsidiary settled third-party claims against certain third-party subcontractors who will contribute to the Company’s subsidiary $520,000 of the settlement funds, with the Company’s subsidiary responsible for the balance which is intended to be paid by utilization of the Company’s $35,000,000 credit facility.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Shet Arrangement of a Registrant.

See Item 1.01 “Entry into a Material Definitive Agreement” above which is incorporated into this Item 2.03 “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: June 20, 2013	By:	/s/ Mark D. Weber
Mark D. Weber
Chief Executive Officer,